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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ______________


                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          UNIMED PHARMACEUTICALS, INC.
                          ----------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



             DELAWARE                                         22-1685346
             --------                                         ----------
(STATE OF INCORPORATION OR ORGANIZATION)                   (I.R.S. EMPLOYER
                                                          IDENTIFICATION NO.)


 2150 E. LAKE COOK RD., BUFFALO GROVE, ILLINOIS                 60089
 ----------------------------------------------                 -----
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


   IF THIS FORM RELATES TO THE                IF THIS FORM RELATES TO THE REGISTRATION OF
   REGISTRATION OF A CLASS OF SECURITIES      A CLASS OF SECURITIES PURSUANT TO SECTION
   PURSUANT TO SECTION 12(b) OF THE           12(g) OF THE EXCHANGE ACT AND IS
   EXCHANGE ACT AND IS EFFECTIVE              EFFECTIVE PURSUANT TO GENERAL INSTRUCTION
   PURSUANT TO GENERAL INSTRUCTION            A.(d), PLEASE CHECK THE FOLLOWING BOX.  [X]
   A.(c), PLEASE CHECK THE FOLLOWING
   BOX.  [ ]
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      SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM
                                  RELATES: N/A


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


                                      NONE

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                          COMMON STOCK PURCHASE RIGHTS


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Item 1.    Description of Registrant's Securities to be Registered.

         Item 1 is amended to add the following:

         As publicly announced on June 11, 1999, Unimed Pharmaceuticals, Inc.
(the "Company") has entered into an Agreement and Plan of Merger (the "Merger
Agreement") with Solvay Pharmaceuticals, Inc., a Georgia corporation
("Purchaser"), and Utah Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub"). The Merger Agreement provides, subject to certain conditions, for the commencement by Acquisition Sub of an all-cash tender offer for all outstanding shares of the common stock, $.25 par value per share, of the Company (the "Offer") and for the subsequent merger of Acquisition Sub with and into the Company (the "Merger"). In connection with the Merger Agreement, the Company executed Amendment No. 1 ("Amendment No. 1") to the Rights Agreement dated as of June 16, 1997 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank.

         Amendment No. 1 amends Sections 1(a), 1(g), 3(a), 11 and 13 of the
Rights Agreement to provide that (a) the announcement, commencement or consummation of the Offer, the execution, delivery or performance of the Merger
Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger), will not cause (i) Purchaser, Acquisition
Sub or any affiliate of Purchaser or Acquisition Sub to be or become an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) or (iii) the provisions of Section 11 or Section 13 of the Rights Agreement to be applicable or triggered.

         The Rights Agreement was filed as an exhibit to the Company's Current
Report on Form 8-K dated June 20, 1997. Amendment No. 1 was filed as an exhibit to the Company's Schedule 14D-9 dated June 17, 1999. The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by the reference to such exhibits which are hereby incorporated herein by reference in their entirety.









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Item 2.    Exhibits.


Exhibit
Number     Description of Document
------     -----------------------

1          Rights Agreement between Harris Trust and Savings Bank and Unimed
           Pharmaceuticals, Inc. including Form of Rights Certificate and
           Summary of Rights attached thereto as Exhibits A and B, dated June
           16, 1997, incorporated by reference to Exhibit 4.1 to the Company's
           Current Report on Form 8-K dated June 20, 1997.

2 Amendment No. 1 to Rights Agreement dated as of June 11, 1999, incorporated by reference to Exhibit 7 to the Company's Schedule
           14D-9 dated June 17, 1999.















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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                  UNIMED PHARMACEUTICALS, INC.
                                   (Registrant)


Dated: July 2, 1999               By:  /s/ Robert E. Dudley
                                       ----------------------------------------
                                       Robert E. Dudley, Ph.D.
                                       President and Chief Executive Officer


















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